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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                  Nucor Corp.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    670346105
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                     Page 1


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CUSIP No.     670346105                 13G                       Page 2

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Global Investors. N.A.,  943112180

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                          (a)
                                          (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                 3,069,013
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                        0
                                            (7) SOLE DISPOSITIVE POWER
                                                   3,548,009
                                            (8) SHARED DISPOSITIVE POWER
                                                   0

 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,548,009

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.17%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP No.     670346105                 13G                      Page 2A

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Global Fund Advisors

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                          (a)
                                          (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                  148,007
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                         0
                                            (7) SOLE DISPOSITIVE POWER
                                                    158,479
                                            (8) SHARED DISPOSITIVE POWER
                                                    0

 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         158,479

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.19%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.     670346105                 13G                   Page 2B

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Bank PLC

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                          (a)
                                          (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                   8,230
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                          0
                                            (7) SOLE DISPOSITIVE POWER
                                                     8,230
                                            (8) SHARED DISPOSITIVE POWER
                                                     0

 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,230

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.01%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP No.     670346105                 13G                      Page 2C

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Funds Limited

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                          (a)
                                          (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                    2,260
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                           0
                                            (7) SOLE DISPOSITIVE POWER
                                                      2,260
                                            (8) SHARED DISPOSITIVE POWER
                                                      0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,260

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.00%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP No.     670346105                 13G                      Page 2D

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Global Investors, LTD.

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                          (a)
                                          (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                   129,101
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                          0
                                            (7) SOLE DISPOSITIVE POWER
                                                     142,801
                                            (8) SHARED DISPOSITIVE POWER
                                                     0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         142,801

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.17%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.     670346105                 13G                   Page 2E

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Trust and Banking Company (Japan) Ltd.

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                          (a)
                                          (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         Japan

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                   31,153
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                          0
                                            (7) SOLE DISPOSITIVE POWER
                                                     31,153
                                            (8) SHARED DISPOSITIVE POWER
                                                     0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         31,153

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.04%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!



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                                                               Page 3

ITEM 1(A).  NAME OF ISSUER
                Nucor Corp.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                2100 Rexford Road
                Charlotte, NC 28211
ITEM 2(A).  NAME OF PERSON(S) FILING
                Barclays Global Investors, N.A.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                45 Fremont Street
                San Francisco, CA 94105
ITEM 2(C).  CITIZENSHIP
                U.S.A

ITEM 2(D).  TITLE OF CLASS OF SECURITIES
                Common Stock

ITEM 2(E).  CUSIP NUMBER
                670346105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a)//Broker or Dealer registered under Section 15 of the Act

(b)//Bank as defined in section 3(a) (6) of the Act
            X

(c)//Insurance Company as defined in section 3(a) (19) of the Act

(d)//Investment Company registered under section 8 of the Investment Company Act

(e)//Investment Adviser registered under section 203 of the Investment Advisers
            Act of 1940

(f)//Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g)//Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                                   (Note:See Item 7)
(h)//Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                             Page 3A

ITEM 1(A). NAME OF ISSUER
                    Nucor Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                    2100 Rexford Road
                    Charlotte, NC 28211
ITEM 2(A). NAME OF PERSON(S) FILING
                    Barclays Global Fund Advisors

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                    45 Fremont Street
                    San Francisco, CA 94105
ITEM 2(C). CITIZENSHIP
                    U.S.A

ITEM 2(D). TITLE OF CLASS OF SECURITIES
                    Common Stock

ITEM 2(E). CUSIP NUMBER
                    670346105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a)//Broker or Dealer registered under Section 15 of the Act

(b)//Bank as defined in section 3(a) (6) of the Act
            X
(c)//Insurance Company as defined in section 3(a) (19) of the Act

(d)//Investment Company registered under section 8 of the Investment Company
            Act

(e)//Investment Adviser registered under section 203 of the Investment Advisers
            Act of 1940

(f)// Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G) (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                        Page 3B
ITEM 1(A). NAME OF ISSUER
                    Nucor Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                    2100 Rexford Road
                    Charlotte, NC 28211
ITEM 2(A). NAME OF PERSON(S) FILING
                    Barclays Bank PLC

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                    54 Lombard Street
                    London England EC3P 3AH
ITEM 2(C). CITIZENSHIP
                    United Kingdom

ITEM 2(D). TITLE OF CLASS OF SECURITIES
                    Common Stock

ITEM 2(E). CUSIP NUMBER
                    670346105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a)//Broker or Dealer registered under Section 15 of the Act

(b)//Bank as defined in section 3(a) (6) of the Act
             X
(c)//Insurance Company as defined in section 3(a) (19) of the Act

(d)//Investment Company registered under section 8 of the Investment Company
             Act

(e)//Investment Adviser registered under section 203 of the Investment Advisers
             Act of 1940

(f)//Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g) //Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
              (Note:See Item 7)
 (h)//Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                          Page 3C
ITEM 1(A). NAME OF ISSUER
                    Nucor Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                    2100 Rexford Road
                    Charlotte, NC 28211
ITEM 2(A). NAME OF PERSON(S) FILING
                    Barclays Fund Limited

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                    Gredley House, 11 The Broadway
                    Stratford, England E15 4BJ

ITEM 2(C). CITIZENSHIP
                    United Kingdom

ITEM 2(D). TITLE OF CLASS OF SECURITIES
                    Common Stock

ITEM 2(E). CUSIP NUMBER
                    670346105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a)//Broker or Dealer registered under Section 15 of the Act

(b)//Bank as defined in section 3(a) (6) of the Act
          X
(c)//Insurance Company as defined in section 3(a) (19) of the Act

(d)//Investment Company registered under section 8 of the Investment Company
          Act

(e)//Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f)//Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g)//Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                     (Note:See Item 7)

(h)//Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                          Page 3D

ITEM 1(A). NAME OF ISSUER Nucor Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                    2100 Rexford Road
                    Charlotte, NC 28211
ITEM 2(A). NAME OF PERSON(S) FILING
                    Barclays Global Investors, LTD

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                    Murray House, 1 Royal Mint Court
                    London, England EC3 NHH
ITEM 2(C). CITIZENSHIP
                    United Kingdom

ITEM 2(D). TITLE OF CLASS OF SECURITIES
                    Common Stock

ITEM 2(E). CUSIP NUMBER
                    670346105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a)//Broker or Dealer registered under Section 15 of the Act

(b)//Bank as defined in section 3(a) (6) of the Act
          X
(c)//Insurance Company as defined in section 3(a) (19) of the Act

(d)//Investment Company registered under section 8 of the Investment Company
          Act

(e)//Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f)//Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g)//Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                                (Note:See Item 7)
(h)//Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3E

ITEM 1(A). NAME OF ISSUER
                    Nucor Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                    2100 Rexford Road
                    Charlotte, NC 28211
ITEM 2(A). NAME OF PERSON(S) FILING
                    Barclays Trust and Banking Company (Japan) Ltd.
ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                    Ebisu Prime Square Tower
                    8th Floor, 1-1-39 Hiroo, Shibuya-Ku
                    Tokyo Japan 150-0012
ITEM 2(C). CITIZENSHIP
                    Japan

ITEM 2(D). TITLE OF CLASS OF SECURITIES
                    Common Stock

ITEM 2(E). CUSIP NUMBER
                    670346105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a)//Broker or Dealer registered under Section 15 of the Act

(b)//Bank as defined in section 3(a) (6) of the Act
          X
(c)//Insurance Company as defined in section 3(a) (19) of the Act

(d)//Investment Company registered under section 8 of the Investment Company
          Act

(e)//Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f)//Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g)//Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                                 (Note:See Item 7)
 (h)//Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                          Page 4
ITEM 4.  OWNERSHIP
          (a)  Amount Beneficially Owned:                      3,890,932

          (b)  Percent of Class:                               4.58%

          (c)  Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote
                           3,387,764
                  (ii)  shared power to vote or to direct the vote
                           0
                  (iii) sole power to dispose or to direct the disposition of
                           3,890,932
                  (iv)  shared power to dispose or to direct the disposition of 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS if this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                     The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                           Not applicable


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                           Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
                           Not applicable

ITEM 10.  CERTIFICATION
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       June 10, 2000





                                                       Vivien Lin
                                                       Manager of Compliance